EXHIBIT 99

NEWS RELEASE
CONTACT ERIC GRAAP
(540) 349-0212 or
egraap@fauquierbank.com

FAUQUIER BANKSHARES, INC. REPORTS SECOND QUARTER NET INCOME

▪	Net Income for Second Quarter of 2007 of $1.28 million even with Second Quarter 2006
▪	Second Quarter 2007 Net Income Up 9.1% Over First Quarter of 2007

WARRENTON, VA, July 24, 2007 - Fauquier Bankshares, Inc. (NASDAQ Capital Market: FBSS), today reported second quarter net income of $1,279,000 or $0.36 per diluted share, for the period ended June 30, 2007. This compares with $1,288,000 or $0.36 per diluted share for the same quarter in 2006.

The second quarter of 2007 versus the same quarter in 2006 reflects a $201,000 decrease in net interest income, largely offset by an $80,000 increase in other income, a decrease of $60,000 in provisions for loan losses and a decrease of $50,000 in other expenses.

For the six months ended June 30, 2007, net income was $2,452,000, or $0.69 per diluted share, compared with $2,685,000, or $0.75 per diluted share for the first six months of 2006, a decrease of 8.7%. The decline in net income for the first six months of 2007 versus the first six months of 2006 was due primarily to the inclusion of a $250,000 gain ($165,000 net of applicable taxes) in the first quarter of 2006 related to the cancellation of a property usage. There was no such corresponding gain in the six months ended June 30, 2007. In addition, there was a $365,000 decrease in net interest income in the first half of 2007 versus the first half of 2006. Excluding the gain from the cancellation of the property usage contract in the first half of 2006, net income would have decreased 2.7% in the first six months of 2007 versus the first six months of 2006, based on an adjusted net income of $2,520,000 for the first half of 2006, net of applicable taxes.

Fauquier Bankshares’ return on average assets was 1.05% and return on average equity was 12.65% for the second quarter of 2007, based on net income, compared with 1.06% and 13.88%, respectively, for the same period in 2006. For the six month period ended June 30, 2007, Fauquier Bankshares’ return on average assets was 1.00% and return on average equity was 12.34% for 2007, compared with 1.13% and 14.65%, respectively, for 2006.

Net interest income decreased $201,000 to $4,702,000 for the quarter ended June 30, 2007 from $4,903,000 for the quarter ended June 30, 2006. The decrease in net interest income resulted from the net interest margin decreasing to 4.12% for the June 2007 quarter compared with 4.34% for the June 2006 quarter. This was partially offset by an increase in total average earning assets from $451.3 million during the second quarter of 2006 to $454.2 million for the second quarter of 2007.

Randy K. Ferrell, President and CEO of Fauquier Bankshares, Inc. and its primary subsidiary, The Fauquier Bank, commented, “Even under an adverse interest rate environment nationally which affects net income in all banks, The Fauquier Bank was able to improve the net interest margin from 3.95% during the first quarter of 2007 to 4.12% for the second quarter. Largely as a result of this improvement, our net income for the second quarter increased over 9% compared to the first quarter of 2007.” (Net income for the first quarter of 2007 was $1,172,000, or $0.33 per diluted share.)

The nation is in the thirteenth month of an interest rate environment in which long-term interest rates are equal to or lower than short-term interest rates. This contributes to lowering net interest income generally for community banks. “While we have implemented a number of approaches to deal with this issue,” Ferrell said, “we believe all of our efforts are prudent. The Bank is not willing to take on larger risks to achieve a higher short-term net income. We continue to address this situation with good, fundamental banking practices by serving our customers well and keeping a close watch on costs.”

Net loans and total deposits were $405.2 million and $410.2 million, respectively, at June 30, 2007, a decrease of 1.8% and an increase of 1.7%, respectively, since June 30, 2006. Mr. Ferrell said, “Our efforts to gain new retail deposit customers have been very successful; particularly the introduction of our High Performance Checking. We increased new consumer checking accounts by over 7.5% between June of 2006 and June of 2007.”

At June 30, 2007, Fauquier Bankshares’ Wealth Management Services division had approximately $304 million in assets under management, a growth of 3.0% from $295 million at June 30, 2006. Mr. Ferrell said, “We have seen the number of our trust relationships grow over the past year, and we are very pleased with this increase. We are committed to be the leading provider of these services for our clients in the region, and we continue to enhance our services in estate and retirement planning, IRA and 529 savings and roll-overs, asset management and brokerage.”

Fauquier Bankshares had total assets of $486.0 million and total shareholders’ equity of $40.2 million at June 30, 2007. Non-performing assets were $1.0 million or 0.25% of total loans at June 30, 2007, compared with $1.8 million or 0.42% of total loans one year earlier. Loan charge-offs, net of recoveries, totaled $303,000 and $80,000 for the first six months of 2007 and 2006, respectively.

###

About Fauquier Bankshares and The Fauquier Bank

The Fauquier Bank, the primary subsidiary of Fauquier Bankshares, is an independent, locally-owned, community bank. It offers a full range of financial services, including internet banking, commercial, retail, insurance and wealth management services, through eight banking offices throughout Fauquier County and Manassas, Virginia. Additional information may be found by contacting us at www.fauquierbank.com or by calling: (800) 638-3798.

Forward-Looking Statements Caution

This news release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

Explanation of Fauquier Bankshares' Use of Certain Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this news release includes certain non-GAAP financial measures, specifically net income and the change in net income excluding the gain on cancellation of a property usage contract, net of applicable taxes. In addition, in this news release certain net interest margin and efficiency ratios are presented on a tax-equivalent basis. Fauquier Bankshares believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitates comparisons with the performance of others in the financial services industry. Specifically, Fauquier Bankshares believes the exclusion of the gain on cancellation of the property usage contract, net of taxes, from net income permits evaluation and a comparison of results for on-going business operations, and it is on this basis that Fauquier Bankshares' management internally assesses the company's performance. Fauquier Bankshares also believes the presentation of net interest margin and efficiency ratios on a tax-equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry standards. Although Fauquier Bankshares believes the above non-GAAP financial measures enhance investors' understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

Fauquier Bankshares, Inc. and Subsidiaries
Consolidated Balance Sheets

	Unaudited	Audited
	June 30,	December 31,
	2007	2006

Assets
Cash and due from banks	$13,359,554	$21,019,764
Interest-bearing deposits in other banks	538,881	537,891
Federal funds sold	5,244,000	20,122,000
Securities available for sale	38,270,457	40,352,775
Loans, net of allowance for loan losses of $4,407,421	405,209,309	416,061,150
in 2007 and $4,470,533 in 2006
Bank premises and equipment, net	7,411,444	7,584,089
Accrued interest receivable	1,656,809	1,802,379
Other assets	14,337,960	14,282,097
Total assets	$486,028,414	$521,762,145

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	78,031,178	85,495,160
Interest-bearing	332,119,816	330,576,258
Total deposits	410,150,994	416,071,418

Federal funds purchased	-	-
Federal Home Loan Bank advances	28,000,000	55,000,000
Dividends payable	-	-
Company-obligated mandatorily redeemable
capital securities	4,124,000	8,248,000
Other liabilities	3,523,498	3,730,778
Commitments and contingencies	-	-
Total liabilities	445,798,492	483,050,196

Shareholders' Equity
Common stock, par value, $3.13; authorized 8,000,000
shares: issued and outstanding, 2007: 3,545,138 shares
(includes nonvested shares of 31,190);
2006: 3,478,960 shares (includes nonvested shares of 31,829)	10,998,657	10,789,521
Retained earnings	30,285,643	28,962,409
Accumulated other comprehensive income (loss), net	(1,054,378)	(1,039,981)
Total shareholders' equity	40,229,922	38,711,949

Total liabilities and shareholders' equity	$486,028,414	$521,762,145

Consolidated Statements of Income
(Unaudited)
For the Three Months Ended June 30, 2007 and 2006

	2007	2006
Interest Income
Interest and fees on loans	$7,233,485	$6,905,346
Interest and dividends on securities available for sale:
Taxable interest income	363,447	395,485
Interest income exempt from federal income taxes	16,291	13,129
Dividends	92,907	74,847
Interest on federal funds sold	23,951	2,763
Interest on deposits in other banks	15,872	6,303
Total interest income	7,745,953	7,397,873

Interest Expense
Interest on deposits	2,542,648	1,846,576
Interest on federal funds purchased	51,602	166,650
Interest on Federal Home Loan Bank advances	378,656	394,625
Distribution on capital securities of subsidiary trusts	71,341	87,018
Total interest expense	3,044,247	2,494,869

Net interest income	4,701,706	4,903,004

Provision for loan losses	120,000	180,000

Net interest income after
provision for loan losses	4,581,706	4,723,004

Other Income
Wealth management income	354,685	336,334
Service charges on deposit accounts	717,525	723,513
Other service charges, commissions and income	440,859	373,063
Total other income	1,513,069	1,432,910

Other Expenses
Salaries and benefits	2,313,208	2,321,056
Net occupancy expense of premises	265,177	262,648
Furniture and equipment	296,109	347,787
Advertising expense	161,692	166,569
Consulting expense	193,948	233,265
Data processing expense	312,860	281,827
Other operating expenses	722,055	702,255
Total other expenses	4,265,049	4,315,407

Income before income taxes	1,829,726	1,840,507

Income tax expense	550,295	552,695

Net Income	$1,279,431	$1,287,812

Earnings per Share, basic	$0.36	$0.37

Earnings per Share, assuming dilution	$0.36	$0.36

Dividends per Share	$0.200	$0.190

Fauquier Bankshares, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
For the Six Months Ended June 30, 2007 and 2006

	2007	2006
Interest Income
Interest and fees on loans	$14,511,990	$13,328,784
Interest and dividends on securities available for sale:
Taxable interest income	735,452	813,322
Interest income exempt from federal income taxes	29,488	26,252
Dividends	143,404	121,995
Interest on federal funds sold	66,551	17,405
Interest on deposits in other banks	20,662	11,278
Total interest income	15,507,547	14,319,036

Interest Expense
Interest on deposits	4,961,275	3,417,674
Interest on federal funds purchased	138,445	204,450
Interest on Federal Home Loan Bank advances	903,604	882,437
Distribution on capital securities of subsidiary trusts	227,442	172,723
Total interest expense	6,230,766	4,677,284

Net interest income	9,276,781	9,641,752

Provision for loan losses	240,000	300,000

Net interest income after
provision for loan losses	9,036,781	9,341,752

Other Income
Wealth management income	693,558	663,881
Service charges on deposit accounts	1,377,316	1,359,452
Other service charges, commissions and income	864,997	725,405
Gain on sale of property rights	-	250,000
Loss on sale of securities	-	(82,564)
Total other income	2,935,871	2,916,174

Other Expenses
Salaries and benefits	4,661,441	4,504,823
Net occupancy expense of premises	533,283	503,801
Furniture and equipment	583,709	679,506
Advertising expense	282,093	264,833
Consulting expense	433,890	527,260
Data Processing expense	612,541	553,513
Other operating expenses	1,347,271	1,386,762
Total other expenses	8,454,228	8,420,498

Income before income taxes	3,518,424	3,837,428

Income tax expense	1,066,513	1,152,004

Net Income	$2,451,911	$2,685,424

Earnings per Share, basic	$0.70	$0.77

Earnings per Share, assuming dilution	$0.69	$0.75

Dividends per Share	$0.390	$0.365

Fauquier Bankshares, Inc. and Subsidiaries
Selected Financial Data

	For the three months ended June 30,		For the six months ended June 30,
	2007	2006	2007	2006

DOLLAR PER SHARE DATA:
Net income per share, basic	$0.36	$0.37	$0.70	$0.77
Net income per share, diluted	$0.36	$0.36	$0.69	$0.75
Book value at period end	$11.45	$10.77	$11.45	$10.77

PERFORMANCE RATIOS:
Net interest margin (1)	4.12%	4.34%	4.04%	4.35%
Return on average assets	1.05%	1.06%	1.00%	1.13%
Return on average equity	12.65%	13.88%	12.34%	14.65%
Efficiency ratio (2)	68.02%	66.44%	68.60%	66.66%

	June 30,
	2007	2006
ASSET QUALITY RATIOS:
Allowance for loan losses to period end loans, net	1.09%	1.08%

Non-performing assets to period end loans and other repossessed assets	0.25%	0.42%

Net charge-offs to average loans	0.07%	0.02%

CAPITAL RATIOS:
Leverage	9.26%	8.60%
Risk Based Capital Ratios:

Tier 1 capital	11.71%	10.76%
Total capital	12.85%	11.91%

(1) Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.

(2) Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.